EXHIBIT 10.11


            SETTLEMENT AGREEMENT AND GENERAL RELEASE



THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE (the "Agreement") is entered into as of this 11th day of June 1997 by and between BMG Music, d/b/a BMG Entertainment ("BMG"), 1540 Broadway, New York, New York 10036-4098, and Wanderlust Interactive, Inc., 462 Broadway, New York, New York 10013 ("Owner"), (collectively, the "Parties") with respect to the agreement dated as of May 15, 1996 between the Parties (the "Distribution Agreement") in connection with the distribution of Owner's Product(s) entitled "Pink Panther Passport To Peril" (referred to in the Distribution Agreement as Pink Panther Intelligent Fun and Games Number 1 and hereinafter referred to as Owner's Product(s) #1). Except as otherwise provided herein, all terms defined in the Distribution Agreement and used herein shall have the same meanings herein as in the Distribution Agreement.

                           WITNESSETH

WHEREAS, BMG extended to Owner a Guarantee(s) that sixty thousand (60,000) units of Owner's Product(s) #1 would be distributed within two (2) year period following the initial commercial release date for Owner's Product(s) (such release occurred on October 1, 1996);

WHEREAS, Owner agreed to establish a "net price" for Owner's
Product(s) #1 which is fair and competitive;

WHEREAS, BMG does not consider the "net price" established by Owner to be a price which is fair and competitive;

WHEREAS, BMG and Owner have discussed alternative "net price";

WHEREAS, Owner is unwilling to establish a "net price" for Owner's Product(s) #1 at any of the "net prices" considered by BMG to be a fair and competitive price;

WHEREAS, such "net price" impacts the Guarantee(s) dispute has arisen between Owner and BMG regarding the Guarantee(s)
("Dispute");

WHEREAS, the Parties wish to avoid the expense of defending any action that might be brought against each other regarding the Dispute by settling their differences on an amicable basis and fully and finally resolving the Dispute and any related controversy.

1. NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

(a) Immediately following the full execution of the Agreement, BMG shall pay to Owner the sum of One Hundred Seventy Five Thousand ($175,000) Dollars in full and final settlement and discharge of any outstanding disputes between the Parties in connection with the Distribution Agreement including, without limitation, the Guarantee Shortfall ("Settlement Dollars"). Promptly following the full execution of this Agreement, BMG shall wire transfer the payment to Owner in accordance with Owner's instructions.

(b) (i) In the Territory, BMG shall continue to have the right to (A) sell and distribute at any "net price" established by BMG (in its sole discretion) units of Owner's Product(s) #1 which have been delivered by Owner to the Warehouse for sale and distribution in the Territory as of the date hereof (including BMG's existing inventory (as of such date) of Owner's Product(s) #1 and any BMG returns inventory of Owner's Product(s) #1 on and after such date) ("Initial Inventory"); and (B) manufacture, sell and distribute (at any "net price" established by BMG (in its sole discretion)) up to an additional twenty five thousand (25,000) units of Owner's ("Additional Inventory"), provided that the aggregate number of Initial Inventory and Additional Inventory units sold and distributed by BMG do not exceed fifty thousand (50,000) and provided further that the sale and distribution of any unit of Owner's Product(s) #1 which has been previously sold, distributed and returned shall count as one (1) unit sold and distributed. The aggregate number of units of Owner's Product(s) #1 sold and distributed by BMG shall not exceed fifty thousand (50,000) units ("Excess Units") unless the Parties shall first have negotiated (in good faith) a fair and competitive royalty payable by BMG to Owner in connection with Net Sales of only the Excess Units.

(ii) If BMG elects to exercise its right to manufacture the Additional inventory, Owner upon request, shall promptly deliver or cause to be delivered to BMG (at BMG's cost and expense) (A) the Master(s) required by BMG to manufacture the Additional Inventory; and (B) all materials required by BMG to print the applicable containers, other packaging materials, graphics, user guide booklets and inserts (four color separations) which comprise Owner's Product(s) #1.

(c) Except as otherwise contemplated herein with respect to the Settlement Dollars and a royalty in connection with the distribution of Excess Units, BMG shall no longer have any obligation to account, or make any payments, to Owner. Owner shall have no obligation to reimburse BMG for any of the costs and expenses incurred by BMG, on Owner's behalf, with respect to the Initial Inventory.
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(d)   For good and valuable consideration (receipt of which is
hereby acknowledged), Owner hereby assigns, sells, conveys and transfers to BMG all right, title and ownership interest in and to Initial Inventory and the Additional Inventory delivered to the Warehouse and the proceeds from the sale and distribution of same ("Transfer") and Owner warrants and represents that Owner possesses the full right to effect the Transfer free from any and all encumbrances, liens and other claims by third parties.

2. The Distribution Agreement and the Term are terminated as of the date first written hereinabove, provided, however, that BMG shall continue to have the right to sell and distribute Initial Inventory and Additional Inventory in the manner contemplated herein and all of Owner's warranties, representations and indemnifications which are contemplated to survive the expiration or termination of the Term will continue in full force effect.

3. Owner acknowledges and agrees that BMG has fully performed its obligations to Owner pursuant to the Distribution Agreement, including, without limitation, with respect to the payment to Owner of any and all compensation of any kind whatsoever pursuant to the Distribution Agreement and that Owner is not entitled to receive any other payments and/or compensation in connection with the Distribution Agreement or any other agreement (except this Agreement) or understanding with BMG in connection with the subject matter of the Distribution Agreement.

4. In consideration of the amount set forth in Paragraph 1(a) above and the release contained in Paragraph 5 below, Owner, for itself and for anyone acting on its behalf, fully, irrevocably and unconditionally releases and discharges BMG, its predecessors, successors, parents, subsidiaries, affiliates and assigns, and their respective representatives, directors, officers, shareholders, agents and employees (collectively, "BMG Releases") from any and all claims of any kind whatsoever, whether known or unknown in any federal, state or local court, arbitral forum or federal, state or local administrative agency, which "Owner Releases" (as defined below) now has, ever had, or hereafter may have against any of the BMG Releases by reason of any act, failure to act, transaction, event or occurrence prior to the date of this Agreement, including, without limitation, any obligation arising out of or otherwise in connection with the Distribution Agreement and/or the subject matter thereof.

5. In consideration of the release contained in Paragraph 4 above, BMG, for itself and for anyone acting on its behalf, fully, irrevocably and unconditionally releases and discharges Owner, its predecessors, successors, parents, subsidiaries, affiliates and assigns, and their respective representatives, directors, officers, shareholders, agents and employees (collectively "Owners's Releases") from any and all claims of any kind whatsoever, whether known or unknown, in any federal, state or local court, arbitral forum or federal, state or local administrative agency, which BMG Releases now has, ever had, or hereafter may have against any of Owner's Releases by reason of any act, failure to act, transaction, event or occurrence prior to the date of this Agreement, including, without limitation, any obligation arising out of or otherwise in connection with the Distribution Agreement and/or the subject matter thereof.

6. Each Party recognizes and agrees that the making of and signing of this Agreement are not intended to and do not constitute or imply an admission of liability or wrongdoing by the other Party.

7. Neither Party shall (a) disclose the terms of this Agreement, except (i) to comply or to obtain compliance with this Agreement or (ii) to its legal, financial or tax advisers, or (b) issue, cause, or to the extent within its control, permit to be issued or cooperate with the issuance of any article, memorandum, release, interview, publicity or statement, whether oral or written, of any kind, to any individual, the public, the press or the media, which is any way concerns this Agreement and/or the subject matter hereof. In the event either Party does not comply with this Paragraph 7, then the other Party shall have no adequate remedy at law and shall be able to enforce this Paragraph 7 by injunction and such other relief as may be just and proper.

8. The provisions of this Agreement are severable. If any of its terms are deemed unenforceable, the remaining provisions shall remain in effect. Further, this Agreement will be construed and enforced in accordance with the laws of the State of New York applicable to contracts negotiated, executed and performed entirely within the State of New York; provided, however, that any choice-of-law rules shall not apply. Only a State or Federal court of competent jurisdiction in the State of New York, County of New York shall have exclusive jurisdiction over any dispute arising out of or in connection with this Agreement, and the Parties hereby consent to the personal jurisdiction of such court and waive any objection based on venue or forum conveniens.

9. a) This Agreement may be executed in counterparts and by different Parties hereto on separate counterparts, but all such counterparts together shall constitute one and the same Agreement. For purposes of this Agreement, facsimile signatures shall be deemed to be original. This Agreement may only be modified in a writing signed by all parties; provided that the terms of this Paragraph 9 shall apply to any such modification.

     b) This Agreement contains the entire understanding between the Parties and supersedes all prior, oral and written agreements, understandings, commitments and practices with respect to the content hereof.

10. Each Party, for itself, has carefully read and fully understands all of the terms of this Agreement, including, without limitation, that this Agreement constitutes a full and complete waiver and general release of all claims, that such Party has been given a sufficient period of time within which to review this Agreement, including, without limitation, with an attorney, and to the extent such Party desires, such party has done so; that such party hereby waives any specific period for the review and/or revocation of this Agreement; that this Agreement will become effective when signed by all Parties hereto; and that such Party has signed this Agreement voluntarily, without duress, coercion or undue influence.

WHEREFORE, the parties hereto have executed this Agreement as of the date first stated above.



WANDERLUST INTERACTIVE, INC.            BMG MUSIC




By:   s/ Jay Smith                      By:   s/ T. Jones


Date: June 26, 1997                     Date: June 26, 1997









WP51\CDKIDZ\SETT-AGR.897